Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-06935 on Form N-1A of our report dated September 26, 2008, relating to the financial statements and financial highlights of Morgan Stanley Special Value Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2008, and to the references to us on the cover page of the Statement of Additional Information and under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP New York, New York November 24, 2008